Creatd

September 28,

2020 Laurie Weisberg

Dear Laurie,

Congratulations!

Creatd (the "***Company***") is pleased to extend you an offer of employment on the following terms:

Position. Your title will be *Chief Operating Officer*.

Start Date. This is a full-time position starting September 21, 2020 By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

Cash Compensation. The Company will pay you a starting salary at the rate of *$200,000 per year*, payable in accordance with the Company's standard semi-monthly payroll schedule. This salary will be subject to adjustment pursuant to the Company's employee compensation policies in effect from time to time.

Bonus. Your Bonus target will be $100,000 per year based on achievement of specific operational KPIs and sales targets to be evaluated and set on a quarterly basis.

Employee Benefits. As a full time employee of the Company, you will be eligible to participate in Company-sponsored benefits as of the first day of your employment.

Stock Options. Subject to the approval of the Company's board of directors, you will be eligible to receive equity bonuses under the Company's Equity Incentive Plan after 1 year of employment.

Employee Handbook. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company's Employee Handbook, a copy of which is attached hereto as Exhibit A.

Employment Relationship. Your employment with the Company will be "at will," meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title and compensation, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and authorized by the board of directors of the Company.

Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

Entire Agreement. This letter agreement supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company.

Creatd

Arbitration. You and the Company agree to waive any rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this letter agreement and any and all claims arising from or relating to your employment with the Company, including claims against any current or former employee, director or agent of the Company, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, or claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices. The arbitration will take place in New York, New York or, at your option, the county in which you primarily worked with the Company at the time when the arbitrable dispute or claim first arose.

This arbitration provision does not apply to (a) workers' compensation or unemployment insurance claims or (b) claims concerning the validity, infringement or enforceability of any trade secret, patent right, copyright or any other trade secret or intellectual property held or sought by either you or the Company (whether or not arising under the Proprietary Information and Inventions Agreement between you and the Company).

* * *

This offer is contingent upon Creatd obtaining USCIS approval for your work authorization in the appropriate visa category. Under the terms of the Immigration Reform and Control Act, you are subject to the Act's provisions and will be required to provide Creatd with original documentation regarding your identity and eligibility for lawful employment in the United States on your first day of employment in the U.S. This original documentation should be brought with you on your first day of employment. You will be required to complete an electronic Form I-9 (Employment Eligibility Verification).

You also acknowledge and agree that your employment with the Company is contingent upon satisfactory completion of a reference check and personal background check to be performed by a service provider engaged by the Company. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. Your employment is also contingent upon your starting work with the Company on or before *9/28/2020*

This offer, if not accepted, will expire at the close of business on 9/30/2020.

If you have any questions, don't hesitate to reach out. We are very excited to have you join our team!

[Remainder of page intentionally left blank; signature page to follow.]

Creatd

Very truly yours,

Creatd, Inc.

Jeremy Frommer, CEO

9/28/2020

Date

I have read and accept this employment offer:

DocuSigned by:

Laurie Weisberg

FEDCFAA0388C471...

Laurie Weisberg

9/28/2020

Date

Attachment:

Exhibit A: Employee Handbook